EXHIBIT H

CERTAIN INFORMATION ABOUT
THE EXECUTIVE OFFICERS AND DIRECTORS OF SECURITY BENEFIT LIFE

Set forth below is certain information with respect to each executive officer and director of Security Benefit Life, including name, present principal occupation or employment, and the name, principal business, and address of any corporation or other organization in which such employment is conducted. Each natural person listed below is a citizen of the United States.

Name	Principal occupation or employment	Business Address
Michael Kiley - Director (Chairman)	Chairman of the Board of Directors of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Douglas Wolff – CEO and Director	CEO of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Barry Ward - CFO, Chief Risk Officer, Treasurer and Director	CFO, Chief Risk Officer and Treasurer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
John Guyot - General Counsel, Secretary and Director	General Counsel and Secretary of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Jacquline Morales - COO and Director	COO of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Roger Offermann - Chief Actuary, Chief Product Officer and Director	Chief Actuary and Chief Product Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Joseph Wittrock - Chief Investment Officer and Director	Chief Investment Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636
Jenifer Purvis - Chief Human Resources Officer	Chief Human Resources Officer of Security Benefit Life and related companies	One Security Benefit Place, Topeka, KS 66636